Exhibit 107

Calculation of Filing Fee Tables

Form S-1

(Form Type)

ABPRO HOLDINGS, INC.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered		Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to Be Paid	Equity	Common Stock	Other	20,699,242	(1)	$0.17	(2)	$3,518,871.14	0.00015310		$538.74
Total Offering Amounts								$3,518,871.14			$538.74
Total Fees Previously Paid											$0
Total Fee Offsets										$
Net Fee Due											$538.74

(1)	Consists of up to 20,699,242 shares of Common Stock that Abpro Holdings, Inc. (the “Company”) may, in its discretion, elect to issue and sell to YA II PN, LTD, a Cayman Islands exempt limited partnership managed by Yorkville Advisors Global, LP (“YA”), from time to time after the date of this prospectus pursuant to the certain standby equity purchase agreement (the “SEPA”), dated October 30, 2024, by and among the Company and YA, subject to satisfaction of the conditions set forth therein.

(2)	Estimated solely for the purpose of calculating the registration fee, based on the average of the high and low prices of the Common Stock on The Nasdaq Stock Market LLC on May 14, 2025 ($0.17 per share of Common Stock). This calculation is in accordance with Rule 457(c).